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                                                                    EXHIBIT 21.1





                                PLC SYSTEMS INC.

                           SUBSIDIARIES OF REGISTRANT




1.)   PLC Medical Systems, Inc., a Delaware Corporation

2.)   PLC Sistemas Medicos Internacionais (Deutschland) GmbH, a German
      Corporation

3.)   PLC Medical Systems AG, a Swiss Corporation